Exhibit 99.1

LION BIOTECHNOLOGIES APPOINTS MARIA FARDIS, Ph.D., AS CEO

-   Dr. Fardis brings extensive experience in novel oncology drug development -

-   Company agrees to $100 million in equity financing led by Quogue Capital, OrbiMed Advisors, Frazier Healthcare Partners and Broadfin Capital-

-   Wayne Rothbaum and Iain Dukes, D.Phil. to join Board of Directors; Rothbaum to be appointed interim Chairman -

New York, NY— June 3, 2016 — Lion Biotechnologies, Inc. (Nasdaq: LBIO), a biotechnology company developing novel cancer immunotherapies based on tumor-infiltrating lymphocytes (TIL), announced today that its Board of Directors appointed Maria Fardis, Ph.D., as President and Chief Executive Officer on June 1, 2016. Dr. Fardis succeeds Elma Hawkins, Ph.D., who served as the company’s President and Chief Executive Officer since January 2015. Dr. Hawkins will serve as an advisor to the Board. In a separate release issued today, the company announced that it has agreements for a $100.0 million equity financing led by Quogue Capital, OrbiMed Advisors, Frazier Healthcare Partners and Broadfin Capital.

“We are excited to welcome Maria as CEO. She is a strong and driven leader with deep oncology experience, as well as proven executional expertise and commitment,” said Lion Biotechnologies lead board member, General Merrill A. McPeak. “We believe her appointment will provide new dynamism to Lion’s development program in leveraging our novel TIL technology toward commercialization. The Board would like to thank Elma for her leadership, skill and passion during an exciting time of growth for the company and wish her the best in her future endeavors.”

Dr. Fardis has extensive experience in drug development and novel cancer treatments. Prior to joining Lion Biotechnologies, Dr. Fardis was chief operating officer at Acerta Pharma, a Dutch biotech company focused on developing selective, covalent small molecules to treat cancer and inflammation. At Acerta, she worked on the development of acalabrutinib (ACP-196), a selective and potent inhibitor of BTK currently in multiple registration directed studies, until the company’s acquisition by AstraZeneca for up to $7.0 billion. Before joining Acerta, Dr. Fardis held the position of chief of oncology operations and alliances at Pharmacyclics LLC, where she oversaw development of ibrutinib (IMBRUVICA®), abexinostat (HDAC inhibitor), and FVIIa inhibitor programs. She was a key contributor in the creation of a broad clinical program for ibrutinib, as well as New Drug Application and Marketing Authorisation Application submissions. Previously, Dr. Fardis held a number of key scientific and management roles at Gilead Sciences. At Gilead, she was involved with multiple therapeutic areas including antivirals, oncology, and cardiovascular therapeutics and worked on the development and life cycle management of ambrisentan (Letairis®). She received her PhD in organic chemistry from UC Berkeley and holds an MBA from Golden Gate University.

“Lion Biotechnologies has a unique scientific approach in using immuno-oncology to treat solid tumors and I am thrilled to join the team and execute our mission to advance the frontier of personalized medicine. The combination of a strong leadership team as well as financial stability, will allow us to execute a broad development program in commercializing TILs for multiple indications,” said Dr. Fardis, Chief Executive Officer of Lion Biotechnologies.

New Board of Director Appointments

Lion Biotechnologies also announced today that Wayne Rothbaum and Iain Dukes, D.Phil. will join the company’s Board of Directors and that Mr. Rothbaum will become Lion’s interim Chairman. Wayne Rothbaum is currently president and managing member of Quogue Capital, LLC, a $500 million life sciences investment fund. Iain Dukes was formerly senior vice president, business development and licensing at Merck & Co.

“We believe Lion is at a point that expanding our board with additional talent is essential to advance the company’s immunotherapy products into commercialization,” said General McPeak. “We are delighted that Wayne and Iain will be joining Lion’s board and look forward to their contributions as we drive forward the clinical development of our immuno-oncology platform to deliver targeted therapies to cancer patients.”

Prior to starting Quogue in 2001, Mr. Rothbaum led the life sciences practice at the strategic consulting firm The Carson Group, advising over 70 public and private biotech companies. In 2012, Mr. Rothbaum co-founded and was the executive chairman and largest investor in Acerta Pharma.

Dr. Dukes was formerly senior vice president, business development and licensing at Merck & Co. and oversaw all licensing deals at Merck Research Laboratories. He has more than 20 years of experience in pharmaceutical research, drug discovery, scientific and technology licensing, start-up company leadership, and as a consultant to numerous biotech and venture capital organizations.

About Lion Biotechnologies

Lion Biotechnologies, Inc. is a clinical-stage biotechnology company focused on the development of cancer immunotherapy products for the treatment of various cancers. The company's lead product candidate is an adoptive cell therapy using tumor-infiltrating lymphocytes (TILs) for the treatment of patients with refractory metastatic melanoma, and is based on a clinical Cooperative Research and Development Agreement with the National Cancer Institute. TIL therapy is also being evaluated in physician-sponsored clinical trials at MD Anderson Cancer Center and Moffitt Cancer Center. For more information, please visit http://www.lionbio.com.

Forward-Looking Statements for Lion Biotechnologies

This press release contains certain forward-looking statements that are subject to a number of risks and uncertainties, including those related to the Company’s ability to close the financing and to execute a broad development program in commercializing TILs, as well as the risks and uncertainties described in the Company's most recently filed quarterly report on Form 10-Q and annual report on Form 10-K. Except as permitted by law, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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